LightPath Technologies Develops Additional Direct-to-China Sales Channels

Adds Two New Distributors to Expand China Market Presence

ORLANDO, FL -- (Marketwire - March 24, 2011) - LightPath Technologies, Inc. (NASDAQ: LPTH), a global manufacturer, distributor and integrator of optical components and assemblies, announced today that it has continued the expansion of its direct selling channels in China as part of its strategy to deliver high volumes of aspheric lenses and laser delivery systems to Asian manufacturers of optical equipment. Based on the adoption rate of aspheric lenses in multiple market segments in China, the market for aspheric lenses in Asia is expected to top $280 Million by the end of 2011. LightPath's molded aspheric lenses provide cost savings over traditional high volume spherical doublet and triplet lenses without sacrificing performance.

The Company has signed two new distributors to create comprehensive market coverage in China. LIENHE Corp (www.lienhe.com.cn) and ETSC (www.etsc-tech.com). Both of these distributors are based in China and provide LightPath with new, valuable selling channels into specific targeted market segments that capitalize on increased demand from Chinese manufacturers. The addition of these two distributors extends the company's sales channels in China to six distributors covering several different market segments and complements our direct sales force.

Jim Gaynor, CEO of LightPath, commented, "LightPath continues to successfully execute a growth strategy that addresses specific high volume target markets in Asia, Europe and the Americas. Our agreements with LIENHE and ETSC give LightPath significantly expanded exposure throughout China in the telecommunications and fiber optic markets. When combined with our recently expanded distribution agreement with AMS Technologies in Europe, and WPG in the Americas and South Asia, LightPath has dramatically broadened our sales channels around the world."

About LightPath Technologies
LightPath manufactures optical products including precision molded aspheric optics, GRADIUM® glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, higher-level assemblies and packing solutions. The Company's products are used in various markets, including industrial, medical, defense, test & measurement and telecommunications. LightPath has a strong patent portfolio that has been granted or licensed within these fields. For more information, visit www.lightpath.com.

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise.

GRADIUM® is a registered trademark of LightPath Technologies.

Contact:
Ray Pini
Director of Marketing
LightPath Technologies, Inc.
Phone: (407) 382-4003 x336
Email: rpini@lightpath.com
Internet: www.lightpath.com